EXHIBIT 10.1
SPANISH BROADCASTING SYSTEM, INC.
2006 OMNIBUS EQUITY COMPENSATION PLAN
STOCK OPTION GRANT AGREEMENT FOR NON-EMPLOYEE DIRECTORS
This STOCK OPTION GRANT AGREEMENT, dated as of the date set forth on Schedule A (the “Date of Grant”), is delivered by Spanish Broadcasting System, Inc. (the “Company” or “SBS”), to you (the “Grantee”). Capitalized terms used herein but not defined herein have the meanings given to them in the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan.
RECITALS
A. The Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”) attached hereto as Exhibit A provides for the grant of stock options to purchase shares of Class A common stock, $0.0001 par value per share, of the Company (the “Common Stock”).
B. The Board of Directors of the Company (the “Committee” for purposes of grants to Non-Employee Directors) has decided to make a stock option grant, subject to the terms and conditions set forth in this Stock Option Grant Agreement (the “Agreement”) and the Plan, as an inducement for the Participant to promote the best interests of the Company and its shareholders.
NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a Non-Qualified Stock Option (the “Option”) to purchase the shares of common stock of the Company (“Shares”) at a specified exercise price per Share set forth on Schedule A. The Option shall become exercisable according to Section 2 below.
2. Exercisability of Options. Options shall become exercisable (vest) in such installments (which need not be equal) and at such times as set forth on Schedule A, if the Grantee is employed by, or providing service to, the Employer on the applicable date. To the extent not exercised, installments shall accumulate and may be exercised, in whole or in part, at any time after becoming exercisable, but not later than the date the Option expires. The Committee may accelerate the exercisability of any or all-outstanding Options at any time for any reason. Notwithstanding the foregoing, any Options that are not exercisable prior to a Change in Control shall become exercisable on the date of such Change in Control and shall remain exercisable for the remainder of their term.
3. Term of Options. Options shall be for such term as the Committee shall determine as set forth on Schedule A, provided that no Option shall be exercisable after the expiration of ten years from the Date of Grant, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

4. Exercise of Option After Termination of Service as Non-Employee Director. To the extent exercisable the Option granted under this Agreement may be exercised by the Grantee only while he is providing service to the Company as a Non-Employee Director, except as provided below:
(i) If the Grantee’s dies while a Non-Employee Director, or if his service as a Non-Employee Director is terminated due to his Disability, the Grantee (or his Designated Beneficiary or personal representative, as applicable) may exercise the Option no later than twelve (12) months after such death or determination of Disability;
(ii) If the Grantee’s service as Non-Employee Director terminates for any reason other than those set forth in (i) above and is not for Cause, the Grantee may exercise the Option within three (3) months after such termination; or
(iii) If the Grantee dies during an extended exercise period described in (i) or (ii) above, his Designated Beneficiary may exercise such Option no later than the expiration of such extended period.
Notwithstanding (i) through (iii) above or anything in this Agreement or the Plan to the contrary, at any time after the grant of the Option, the Committee, in its sole and absolute discretion and subject to whatever terms and conditions it selects, may provide that the Option may be exercised after the relevant extended period set forth above, but in no event later than the date that it would have expired under this Agreement.
5. Exercise Procedures.
(a) Subject to the provisions of Sections 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice (in person or by first class mail to the Secretary of the Company at the Company’s principal executive office) of the Grantee’s intent to exercise the Option in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised and is accompanied by full payment therefor. The purchase price for any Shares purchased pursuant to the exercise of an Option shall be paid in full upon such exercise in cash, by check or, at the discretion of the Committee and upon such terms and conditions as the Committee shall approve, by transferring previously owned Shares to the Company, having Shares withheld or exercising pursuant to a “cashless exercise” procedure, or any combination thereof. Any Shares transferred to the Company as payment of the purchase price under an Option shall be valued at their Fair Market Value on the date of exercise of such Option. If requested by the Committee, the Grantee shall deliver the Option Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Option Agreement to the Grantee. Not less than one hundred (100) Shares may be purchased at any time upon the exercise of an Option unless the number of Shares so purchased constitutes the total number of Shares then purchasable under the Option or the Committee determines otherwise, in its sole discretion. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations.
(c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable.
6. Change of Control. The provisions of the Plan applicable to a Change in Control shall apply to the Option, and, in the event of a Change in Control, the Option shall automatically become fully exercisable.
7. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan, only the Grantee may exercise the vested portion of the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
8. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
9. No Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the service of the Company.
10. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
11. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be pledged, sold, assigned, encumbered, hypothecated to or otherwise transferred in favor of any party other than the Company or a Subsidiary except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

12. Tax Consequences and Withholding. The exercise of the Option will result in taxable income to the Grantee, and the Grantee (or the Grantee’s legal representative in the event of death) shall be solely responsible for all tax consequences that result from the exercise of the Option, as well as any subsequent sale of the Shares received upon exercise of the Option. The Grantee (or the Grantee’s legal representatives in the event of death) shall pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the exercise of the Option.
13. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed by and determined in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.
14. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Financial Officer (or his designee), at 2601 S. Bayshore Drive, PH II, Coconut Grove, Florida 33133 and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
15. Definitions.
Whenever used in this Agreement, the following terms and phrases have the following respective meanings:
“Cause” shall mean the Grantee’s willful failure to perform his duties with the Company or a Subsidiary or the willful engaging in conduct which is injurious to the Company or a Subsidiary, monetarily or otherwise, as determined by the Committee in its sole discretion.
“Designated Beneficiary” shall mean any individual designated by the Grantee, in a manner determined by the Committee, to receive amounts due the Grantee in the event of the Grantee’s death. In the absence of an effective designation by the Grantee, Designated Beneficiary shall mean the Grantee’s estate.
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IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

SPANISH BROADCASTING SYSTEM, INC.
By:	/s/ Raul Alarcon, Jr.
	Name:	Raul Alarcon, Jr.
	Title:	President

I hereby accept the Option described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Compensation Committee shall be final and binding.

Grantee:	/s/ Manuel E. Machado

Address:

Date:	July 19, 2010

SCHEDULE A
SPANISH BROADCASTING SYSTEM, INC.
2006 EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION GRANT FOR NON-EMPLOYEE DIRECTOR
The Board of Directors of Spanish Broadcasting System, Inc. (the “Company”) has determined to grant to you (the “Grantee”) a nonqualified stock option to purchase shares of common stock of the Company under the Spanish Broadcasting System, Inc. 2006 Omnibus Equity Compensation Plan (the “Plan”). The terms of the grant are set forth in the Nonqualified Stock Option Grant Agreement (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to understand the Grant fully.

Grantee:	Manuel E. Machado
Date of Grant:	June 3, 2010
Options Granted:	50,000
Option Price per share:	$1.79
Total Cost to Exercise:	$89,500
Exercisability Schedule*:	20% immediately, 20% each year after
10,000 on 6/3/2010
10,000 on 6/3/2011
10,000 on 6/3/2012
10,000 on 6/3/2013
10,000 on 6/3/2014
Term/Expiration Date:	June 3, 2020 unless terminated earlier.
Transferability:	Not transferable except in accordance with the Plan.
*- The Grantee must be providing services to the Company as a Non-Employee Director (as defined in the Plan) on the applicable date for the option to become exercisable.